Contact:
Ron Stabiner
The Wall Street Group, Inc.
212-888-4848
or
Martin Rosendale
Chief Executive Officer
240-499-2680

FOR IMMEDIATE RELEASE:

CYTOMEDIX CEO ISSUES SHAREHOLDER UPDATE

Rockville, MD, July 16, 2008–Cytomedix, Inc. (AMEX: GTF) announced today that Chief Executive Officer Martin Rosendale issued the following letter to shareholders providing a general corporate update:

Dear Shareholder:

One of my first actions after being named Cytomedix's Chief Executive Officer was to meet some of our shareholders. I met some of you in person, and others by phone. Following these meetings, it quickly became clear that our shareholders are passionate and dedicated supporters of Cytomedix and the patients we serve. I appreciate your dedication and the confidence placed in me to move the company forward. The purpose of this letter is to summarize recent developments in the life of the Company and outline our direction in the near future.

When I joined Cytomedix as Chief Operating Officer in March of this year I was particularly attracted to the Company's AutoloGel™ System and its broad indications for managing chronic wounds. I was also impressed by the underlying technology behind the AutoloGel™ System and its numerous potential future applications beyond wound care. As the first product from our development pipeline, the AutoloGel™ System allows individualized patient care and an effective alternative for managing difficult chronic wounds.

Cytomedix maintains an intellectual property portfolio of seven U.S. Patents, and comparable international patents, covering a range of advanced tissue regeneration technologies, including wound care, angiogenesis, hair growth and anti-inflammatory therapies. We have identified a potential anti-inflammatory therapeutic candidate, a peptide we have designated CT-112. Later I will explain our plans for this promising potential new drug. First, however, I would like to bring you up-to-date on our activities as well as sales and marketing efforts for the AutoloGel™ System, which is my primary focus and highest priority.

As you know, in September of 2007, Cytomedix received FDA marketing clearance for its AutoloGel™ System with broad indications for use on various types of exuding wounds, such as diabetic foot ulcers, leg ulcers, and pressure ulcers, and for the management of mechanically or surgically debrided wounds. This clearance represents a landmark accomplishment for platelet gel therapies, as Cytomedix is the first company in the U.S. to complete a randomized, controlled, multi-center, double-blinded, clinical trial with statistically significant results for the use of platelet rich plasma (PRP) gel on chronic wounds.

Leading up to and following FDA clearance, Cytomedix expended considerable time and effort toward securing Medicare coverage for the AutoloGel™ System. At Cytomedix's request, the Centers for Medicare and Medicaid Services (CMS) agreed to reconsider its 1992 National Coverage Determination which broadly disallows Medicare coverage for autologous blood-derived products, including platelet rich plasma (PRP), when used for the treatment of chronic, non-healing wounds. As part of this process, Cytomedix submitted to CMS data from the prospective clinical

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trial, other published studies supporting our claims, and an economic study prepared by an independent consulting group showing that AutoloGel™ dominates standard of care and other advanced therapies for patients with diabetic foot ulcers. Notwithstanding the submission, the FDA clearance and other supporting evidence and testimonials, in March 2008, CMS issued a decision reaffirming its prior non-coverage decision citing inadequate evidence. Since the CMS determination, we have continued our discussions with CMS to develop the optimal path toward obtaining Medicare coverage and, based on CMS guidance, we are now developing a protocol and planning to initiate a new study to gather the additional data on AutoloGel™ necessary to satisfy CMS requirements and secure Medicare reimbursement.

In the meantime, based on the broad FDA-cleared indications, we believe there is a substantial market opportunity for AutoloGel™. We are diligently proceeding with our plans to commercialize the product targeting large less Medicare sensitive markets, such as Long-Term Acute Care Hospitals (LTACs), Veteran's Administration Medical Centers (VAs), and Public Health Services organizations. Our estimates indicate that these market segments represent some $500 million of the overall U.S. chronic wound care market which we estimate to be $2.2 billion. In May of this year, we announced that the AutoloGel™ System was successfully added to the Federal Supply Schedule (FSS), allowing it to be sold to all FSS eligible purchasers, including the VA Healthcare System, Indian Health Services, and the Department of Defense. The VA Healthcare System alone operates 155 medical centers and more than 1400 sites of care, and operates independently of Medicare reimbursement.

We officially launched the AutoloGel™ System in the first quarter of this year and continue to devote significant resources toward building the commercial infrastructure in support of our sales and marketing strategy, having created a sales organization of six regional sales managers led by our Vice President of Sales and Marketing, David Hotchkiss. We began the year with three sales managers. We added two more in the second quarter, and expect to add the sixth sales manager soon. In addition to the LTACs and VAs, we are also progressing with regional third party payors and state Medicaid offices for the reimbursement of AutoloGel™ on a local basis. We have had early Medicaid reimbursement success in Minnesota and Illinois. The commercial launch of the AutoloGel™ System is a deliberate strategic rollout based on establishing payment pathways. We expect to see moderate but consistent sales growth over the next few quarters.

Cytomedix ended the first quarter of 2008 in a good financial position. We continue to defend and license our patents covering the PRP technology, and we expect to see a modest increase in licensing and royalty revenue in 2008 as compared to $1.9 million for 2007. Additionally, as of March 31, 2008, we had $4.3 million in cash and no debt.

We believe that we have a sound product pipeline with a number of products and potential products on the horizon. As I mentioned earlier, there are other potential applications for our AutoloGel™ technology including hair growth or transplantation, application in combination with other wound care products, and application or delivery of cellular therapeutic products including stem cells. We are actively seeking strategic partnerships and/or licensing opportunities for many of these uses.

In addition, after a review of our patent portfolio, we recently announced plans for entering the multi-billion dollar anti-inflammatory market with patent protected peptides derived from Platelet Factor 4 (PF4), a growth factor released when blood platelets are activated. Our initial peptide to be developed is designated CT-112. While I cannot provide any assurance that these results will be confirmed in subsequent trials, pre-clinical animal studies of CT-112 have indicated that it may be active for the treatment of inflammatory diseases such as Rheumatoid Arthritis, Crohn's Disease, other chronic inflammatory autoimmune diseases, and the prevention or repair of reperfusion damage to tissue following surgery where blood flow to tissue has been compromised for a prolonged period of time.

CT-112 was discovered in the mid-90s during the research of platelet-derived growth factors, which led to the development of the Company's AutoloGel™ System. Advances in peptide manufacturing and a greater understanding of the technology have now made it feasible to proceed with further development. The initial animal studies further indicated that CT-112 may be administered orally, unlike some biologic anti-inflammatory drugs currently on the market, which are administered by

injection or infusion. The CT-112 animal studies also indicated that it may be administered by topical, intramuscular, or intravenous routes. The same animal studies also suggest that CT-112 is well tolerated with no adverse events over a wide range of doses from low to high, and has demonstrated no toxicity at greater than therapeutic doses. The anti-inflammatory therapeutics market for biological products alone exceeds $12 billion per year, and we believe will benefit from safer products.

Based on the foregoing pre-clinical results, we are optimistic about the potential for CT-112. Following our recent dialogue with the FDA, we are currently assembling the necessary data in preparation to file an Investigational New Drug (IND) submission later this year in order to commence a Phase I study in humans. Our plan is to begin clinical development and, based on milestones, initiate discussions with potential strategic partners.

In summary, we are diligently proceeding with the launch of our AutoloGel™ System with a highly focused and deliberate sales strategy aimed at large less Medicare sensitive markets, which are under pressure to lower the cost of care and improve the management of chronic wounds. We are continuing to pursue additional reimbursement pathways, including Medicare, and to exploit other applications and strategic alliances for AutoloGel™ such as hair transplantation. At the same time, we are developing new important peptides from within our patent portfolio, which offer the potential for a fresh approach to angiogenesis, and address the multi-billion dollar anti-inflammatory therapeutic markets.

On behalf of Cytomedix, its employees and Board of Directors, I thank you for your continued confidence and support, and look forward to reporting on our future progress.

Sincerely,

Martin P. Rosendale
Chief Executive Officer

ABOUT CYTOMEDIX

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for use on wounds and other applications. The current offering is the AutoloGel™ System, a process that utilizes an autologous platelet gel composed of multiple growth factors, other platelet releasates, and fibrin matrix. Additional information regarding Cytomedix is available at: http://www.cytomedix.com.

SAFE HARBOR STATEMENT

This Letter to Shareholders contains forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond its ability to predict or control, including among others, market opportunities available to the Company, its operating and financial goals for fiscal year 2008, its ability to grow its sales, its ability to access all payment pathways including Medicare reimbursement, its positioning going forward, the outcome of development or regulatory review of CT-112, commercial success or acceptance by the medical community, and competitive responses. CT-112 was introduced as a therapeutic candidate with an FDA Pre-IND meeting in 1995. It is uncertain whether the Company will obtain the funds necessary for development, or whether current market conditions will support a renewed effort to develop CT-112. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the "*Risk Factors*" section of the Company's public reports filed with the Securities and Exchange Commission. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

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